UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) : September 27, 2012

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in charter)

Delaware	0-22664	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Gears Road, Suite 500 Houston, Texas		77067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 281-765-7100

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2012, Patterson-UTI Energy, Inc. (the “Company”) entered into a Credit Agreement (the “2012 Credit Agreement”) among the Company, as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, each of the other lenders party thereto, The Bank Of Tokyo-Mitsubishi UFJ, LTD. and Regions Bank, as Co-Syndication Agents, and Comerica Bank and U.S. Bank, National Association, as Co-Documentation Agents.

The 2012 Credit Agreement is a committed senior unsecured revolving credit facility that permits aggregate borrowings of up to $600 million, including a revolving credit facility of up to, at any time outstanding, $500 million, which contains within the facility, a letter of credit facility that, at any time outstanding, is limited to $150 million and a swing line facility that, at any time outstanding, is limited to $40 million, and a term loan facility of up to $100 million. Subject to customary conditions, the Company may request that the lenders’ aggregate commitments with respect to the revolving credit facility and/or the term loan facility be increased by up to $100 million, not to exceed total commitments of $700 million. The maturity date under the 2012 Credit Agreement is September 27, 2017 for both the revolving facility and the term facility.

Loans under the 2012 Credit Agreement bear interest by reference, at the Company’s election, to the LIBOR rate or base rate, provided, that swing line loans bear interest by reference only to the base rate. The applicable margin on LIBOR rate loans varies from 2.25% to 3.25% and the applicable margin on base rate loans varies from 1.25% to 2.25%, in each case determined based upon the Company’s debt to capitalization ratio. A letter of credit fee is payable by the Company equal to the applicable margin for LIBOR rate loans times the daily amount available to be drawn under outstanding letters of credit. The commitment fee rate payable to the lenders for each of the revolving facility and term facility is 0.50%.

Each domestic subsidiary of the Company other than immaterial subsidiaries will unconditionally guarantee all existing and future indebtedness and liabilities of the other guarantors and the Company arising under the 2012 Credit Agreement and other loan documents. Such guarantees also cover obligations of the Company and any subsidiary of the Company arising under any interest rate swap contract with any person while such person is a lender under the 2012 Credit Agreement.

The 2012 Credit Agreement requires compliance with two financial covenants. The Company must not permit its debt to capitalization ratio to exceed 45%. The 2012 Credit Agreement generally defines the debt to capitalization ratio as the ratio of (a) total borrowed money indebtedness to (b) the sum of such indebtedness plus consolidated net worth, with consolidated net worth determined as of the most recently ended fiscal quarter. The Company also must not permit the interest coverage ratio as of the last day of a fiscal quarter to be less than 3.00 to 1.00. The 2012 Credit Agreement generally defines the interest coverage ratio as the ratio of EBITDA to interest charges. The 2012 Credit Agreement also contains customary representations, warranties and affirmative and negative covenants.

Events of default under the 2012 Credit Agreement include failure to pay principal or interest when due, failure to comply with the financial and operational covenants, as well as a cross default event, Loan Document (as defined in the 2012 Credit Agreement) enforceability event, change of control event and bankruptcy and other insolvency events. If an event of default occurs and is continuing, then a majority of the lenders have the right, among others, to (i) terminate the commitments under the 2012 Credit Agreement, (ii) accelerate and require the Company to repay all the outstanding amounts owed under any Loan Document (provided that in limited circumstances with respect to insolvency and bankruptcy of the Company, such acceleration is automatic), and (iii) require the Company to cash collateralize any outstanding letters of credit.

The identity of each party to the 2012 Credit Agreement is set forth on the signature pages thereto. The above description of the 2012 Credit Agreement is qualified in its entirety by reference to the complete text of the 2012 Credit Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with and effective upon the closing of the 2012 Credit Agreement described in Item 1.01 above, the Company terminated its then-existing Credit Agreement (the “2010 Credit Agreement”) among the Company, as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, and each of the other letter of credit issuer and lender parties thereto, and all documents and agreements contemplated by and relating to the 2010 Credit Agreement. All letters of credit outstanding under the 2010 Credit Agreement continued uninterrupted and were deemed to have been issued under the 2012 Credit Agreement. The termination of the 2010 Credit Agreement was a condition precedent to the closing of the 2012 Credit Agreement. There were no termination penalties incurred by the Company in connection with the termination of the 2010 Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Credit Agreement dated September 27, 2012 among Patterson-UTI Energy, Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender and each of the other letter of credit issuer and lender parties thereto.

99.1 Press release announcing credit agreement dated September 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

	By:	/s/ John E. Vollmer III
John E. Vollmer III
Senior Vice President – Corporate Development,
Dated: September 28, 2012		Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated September 27, 2012 among Patterson-UTI Energy, Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender and each of the other letter of credit issuer and lender parties thereto.

99.1	Press release announcing credit agreement dated September 28, 2012.